Putnam Dynamic Asset Allocation Balanced Fund
3/31/14 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 7,064
Class B	 252
Class C	 434
Class M	 122

72DD2 (000s omitted)

Class R	 73
Class R5 1
Class R6 113
Class Y	 997


73A1

Class A	 0.096
Class B	 0.043
Class C	 0.047
Class M	 0.062

73A2

Class R	 0.079
Class R5 0.117
Class R6 0.120
Class Y	 0.113


74U1  (000s omitted)

Class A	 74,005
Class B	 5,749
Class C	 9,456
Class M	 1,955

74U2  (000s omitted)

Class R	 965
Class R5 15
Class R6 1,063
Class Y	 7,574

74V1

Class A	 14.33
Class B  14.28
Class C  14.04
Class M	 14.31

74V2

Class R  14.24
Class R5 14.35
Class R6 14.36
Class Y	 14.36


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.